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Osteotech, Inc.

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On August 11, 2010, Osteotech, Inc. issued the following news release.

Contacts
	Company:	Mark H. Burroughs
FOR IMMEDIATE RELEASE		(732) 542-2800
	Investors:	Jennifer Beugelmans
(646) 596-7473
	Media:	Dan Budwick
(973) 271-6085
August 11, 2010
Osteotech Responds to Attacks by Dissident Stockholders
Osteotech, Inc. (NASDAQ: OSTE), a leader in the emerging field of biologic products for regenerative healing (“Osteotech” or the “Company”), released today a summary of its arguments opposing the negative allegations made by a group of dissident stockholders. This group includes the following stockholders who are proposing four director nominees for election at the Annual Meeting in opposition to the Board’s recommended nominees: Heartland Advisors, Inc., Spencer Capital Opportunity Fund, LP, Spencer Capital Management, LLC, Spencer Capital Partners, LLC and Boston Avenue Capital LLC (collectively, the “Dissident Stockholders”). A summary of Osteotech’s arguments follows.
OSTEOTECH STOCK HAS PERFORMED WELL IN COMPARISON
TO ITS PEERS AND IS CONTINUING TO IMPROVE
The Dissident Stockholders have claimed that Osteotech’s stock price has declined markedly and that its stock has underperformed. The true facts regarding the Osteotech stock price performance are:
•	Osteotech’s total stockholder return increased, on a year-over-year basis, in 2006, 2007 and 2009.

•	Osteotech’s total cumulative stockholder return since 2005 has exceeded the returns of its primary competitors, RTI Biologics, Inc. and Orthovita, Inc.

•	The stock price of Osteotech’s shares has appreciated since the end of 2008 whereas the stock prices for RTI Biologics, Inc. and Orthovita, Inc. have declined since the end of 2009.

•	Since 2005, Osteotech has been able to sustain its business without raising capital whereas both RTI Biologics, Inc. and Orthovita, Inc. had to raise capital and dilute their earnings and their stockholders’ investments in order to support their operations.

Osteotech’s goal is to create a long-term sustainable growth model which will provide stockholders with returns year after year. The Company has executed this model by developing and marketing its new product franchises and building upon a broad, long-term product development pipeline that will support a dynamic financial model. Osteotech returned to profitability in the second quarter of 2010 and increased its cash position compared with the first quarter.
OSTEOTECH’S RESULTS OF OPERATIONS AND FINANCIAL CONDITION ARE IMPROVING
The Dissident Stockholders have claimed that Osteotech’s results of operations and financial condition are deteriorating, that over the last five years revenue growth has stalled and that the Company has been excessively draining its cash position.
In reality, Osteotech’s results of operations and financial condition have been improving since the current management team was put in place in 2006.
•	In 2005, the Company realized a net loss of $21.1 million. Mr. Owusu-Akyaw began leading the new management team as Chief Executive Officer in 2006, and Osteotech was profitable in 2006, 2007 and 2008.

•	The net loss Osteotech experienced in 2009 was expected given the termination of the Company’s tissue processing and product distribution relationship with the Musculoskeletal Transplant Foundation (“MTF”) at the end of 2008 and the implementation of a new growth strategy based upon its new biologics technology platform. This situation was exacerbated by the extreme global economic downturn.

•	Osteotech has effectively used its cash to invest in the business by developing new products that are now available in the marketplace, generating revenue and driving the Company’s improving financial results.

•	Osteotech also used cash to re-engineer its tissue supply chain and increase its tissue inventory positions in preparation for the new products launches. The Company is now decreasing tissue inventories, which will generate cash over the next several years.
THE LEADERSHIP OF OSTEOTECH’S BOARD AND MANAGEMENT HAS:
•	SUCCESSFULLY COUNTERED THE LOSS OF THE MTF RELATIONSHIP

•	BUILT A ROBUST PIPELINE OF NEW PRODUCTS NOW ENTERING THE MARKET PLACE

•	CREATED A DYNAMIC FINANCIAL MODEL THAT CAN BE LEVERAGED INTO LONG-TERM, SUSTAINABLE PROFITABILITY

•	LAUNCHED A REVIEW OF STRATEGIC ALTERNATIVES
Successfully Countered Loss of MTF Relationship. The Dissident Stockholders have argued that Osteotech is facing significant erosion in its business and cited in support of this proposition the fact that the Company experienced revenue declines in its Client Services segment and DBM segment. Osteotech does not dispute that revenues in its Client Services and DBM segments declined in 2009 due to decisions by Smith & Nephew and MTF to terminate their relationships with the Company, however such declines did not significantly erode the business because they were expected. In anticipation of the declines and in line with a strategic decision to shift the development direction of the Company, Osteotech worked diligently to transform itself into a comprehensive biologics-based company by utilizing its portfolio of proprietary technology to bolster its product pipeline. This strategy was intended to allow the Company to enter into new markets where its procedure-specific biologics could attain leading market share positions and to balance out the expected loss in revenues. Initially there was a dip in the Company’s results, but with the launch of several new products, Osteotech is well positioned to start achieving revenue growth from sales of these exciting, new products.
Robust Pipeline of New Products. Osteotech has developed three new innovative technology platforms, MagniFuse™, Plexur® and HCT™ (human collagen technology), which present both near-term and long-term product opportunities. Spine-related products from the MagniFuse technology and general orthopedic applications for the Plexur M® Innovative Grafting platform are already on the market following national launches of these products that occurred in April and March 2010, respectively. BioGenesis™ Dural Regeneration Matrix (formerly named the Duratech™ Bioregeneration Matrix), the first product from the HCT platform, is currently under review by the U.S. Food and Drug Administration (“FDA”). The success of the new products is evidenced by Osteotech’s financial results for the first half of fiscal 2010.
•	First Quarter Results. New product revenue totaled $1.8 million in the first quarter of 2010, an 88% increase compared with the fourth quarter of 2009.
•	Plexur M revenue totaled $0.6 million, a 72% increase compared with the fourth quarter of 2009. During the quarter, 97 accounts purchased Plexur M. Of these accounts, 75 were new Plexur M customers during the quarter. Osteotech saw a 61% reorder rate from customers who purchased Plexur M in the fourth quarter of 2009.

•	MagniFuse contributed approximately $1.1 million in revenue during the first quarter of 2010, up nearly 160% compared with the fourth quarter of 2009. During the quarter, 72 accounts purchased MagniFuse. Of these accounts, 39 were new MagniFuse™ customers during the quarter. Osteotech saw a 73% reorder rate from those customers who purchased MagniFuse in the fourth quarter of 2009.
•	Second Quarter Results. New product revenue totaled $2.5 million in the second quarter of 2010, a 39% increase compared with the first quarter of 2010, and has shown continued improvement in the beginning of the third quarter with new product revenue of $1.0 million in July 2010.
•	Plexur M revenue totaled $1.1 million, a 73% increase compared with the first quarter of 2010. During the quarter, 157 accounts purchased Plexur M. Of these accounts, 99 were new Plexur M customers during the quarter. Osteotech saw a 50% reorder rate from customers who purchased Plexur M in prior quarters.

•	MagniFuse contributed approximately $1.3 million in revenue during the second quarter of 2010, up nearly 21% compared with the first quarter of 2010. During the quarter, 94 accounts purchased MagniFuse. Of these accounts, 43 were new MagniFuse™ customers during the quarter. Osteotech saw a 60% reorder rate from those customers who purchased MagniFuse™ in prior quarters.
After approval by the FDA, Osteotech also expects its BioGenesis™ Dural Regeneration Matrix to contribute to revenue growth.

Launched Review of Strategic Alternatives. Osteotech’s Board of Directors engaged Deutsche Bank Securities Inc. in 2009 as its exclusive financial advisor to assist in the identification and evaluation of a range of strategic alternatives focused on enhancing stockholder value. The Board’s decision to potentially pursue other alternatives to unlock stockholder value is based on its belief that the Company’s stock price does not reflect the fundamental value of the business.
OSTEOTECH HAS AN INDEPENDENT CHAIRMAN OF ITS BOARD AND
IS IN COMPLIANCE WITH NASDAQ LISTING REQUIREMENTS
The Dissident Stockholders have questioned the independence of Kenneth P. Fallon, III, Chairman of the Company’s Board and member of the Company’s Audit Committee, based on the additional compensation paid to Mr. Fallon that was disclosed in Osteotech’s 2010 Proxy Statement. The Dissident Stockholders have also questioned the Company’s compliance with the NASDAQ listing requirements.
The true facts are that upon the request of the other members of the Board of Directors, Mr. Fallon, in his role as Chairman and member of the Board, spent a considerable amount of time in 2009 and 2010 on the ongoing evaluation and exploration of strategic alternatives for Osteotech that are focused on maximizing stockholder value. As permitted by SEC and NASDAQ rules, the Company provided Mr. Fallon with compensation for these additional Board services. Osteotech continues to be in full compliance with the NASDAQ listing requirements.
OSTEOTECH’S CORPORATE GOVERNANCE PRACTICES ARE SOUND
The Dissident Stockholders have criticized Osteotech for having what they view to be poor corporate governance practices. Specifically, the Dissident Stockholders reference the following measures that have been taken by the Company that the Dissident Stockholders believe weaken the stockholders’ franchise and entrench management: (1) adoption of a stockholders’ rights plan, (2) the “poison put” provision in Osteotech’s credit agreement, (3) the benefits payable to the Company’s executive officers in connection with a change in control, (4) certain “anti-takeover” provisions in Osteotech’s Bylaws and (5) the Company’s purported lack of response to concerns raised by its stockholders. As noted below, Osteotech does not think any of these criticisms are valid.
•	Stockholder Rights Plan. After the Dissident Stockholders commenced their attempt in January 2010 to take over Osteotech without offering any premium to the existing stockholders, and since the Board was already working with Deutsche Bank Securities, Inc. to evaluate strategic alternatives to maximize stockholder value, the Board felt it was a prudent, reasonable and proportionate response, for the benefit of all of its stockholders, to adopt and implement the new stockholder rights plan. The rights plan is designed to discourage coercive or unfair takeover tactics and to provide fair and equal treatment for all stockholders of the Company in the event that an unsolicited offer is made to acquire the Company.

•	“Poison Put” Provision in Credit Agreement. The “poison put provision” included in Osteotech’s Credit Agreement with PNC Bank, National Association was included in the agreement at the insistence of PNC and was not included as a device to entrench management.

•	Benefits Payable Under Change in Control Agreements. Osteotech has had change in control agreements in place with members of its management since 1997 and with the current management team members since the beginning of their employment with Osteotech going as far back as 2000. Change in control agreements are not unusual and they are particularly meaningful in companies with lean management teams, such as smaller public companies, where the loss of one or two officers can have a severe negative impact on the business.

•	Anti-Takeover Bylaw Provisions. The Dissident Stockholders label certain provisions included in Osteotech’s Bylaws as anti-takeover measures constituting poor corporate governance practices. Such provisions, however, are commonly included in bylaws and are designed to enable a company’s board to manage a change in control scenario and avoid an unsolicited and unwelcomed takeover of the company.

•	Osteotech’s Responsiveness to Stockholder Concerns. The Dissident Stockholders claim that Osteotech ignores the concerns and interests of its stockholders. This claim is completely untrue, reflects the Dissident Stockholders’ lack of information regarding communications the Company has had with other Osteotech stockholders, and completely discounts the numerous communications the Company has had with stockholders over the years. The Board has been actively working with an investment bank for months to evaluate strategic alternatives, bases a substantial portion of management’s compensation on performance-based incentives and is involved with, and provides feedback and guidance on, the Company’s strategies.
OSTEOTECH’S BOARD HOLDS MANAGEMENT ACCOUNTABLE
AND IS COMMITTED TO MAXIMIZING STOCKHOLDER VALUE
The Dissident Stockholders argued that members of Osteotech’s Board of Directors do not have a significant ownership interest in the Company, lack meaningful economic interest to hold management accountable and lack commitment to maximize stockholder value. In reality, however:
•	Each of Osteotech’s directors owns shares of the Company’s common stock and has an economic interest in the Company as well as a duty under Delaware law to act in the best interests of the Company’s stockholders, which includes holding management accountable and maximizing stockholder value; and

•	Management is held accountable through its performance-based compensation programs.
The Osteotech Board of Directors strongly urges all stockholders to vote in favor of the Board’s six nominees for election at the 2010 Annual Meeting of Stockholders of Osteotech, Inc., using the GOLD proxy card, and to discard any proxy card representing the opposing slate nominated by the Dissident Stockholders.
About Osteotech
Osteotech, Inc., headquartered in Eatontown, New Jersey, is a global leader in providing biologic solutions for regenerative medicine to support surgeons and their patients in the repair of the musculoskeletal system through the development of innovative therapy-driven products that alleviate pain, promote biologic healing and restore function. For further information regarding Osteotech or the conference call, please go to Osteotech’s website at www.osteotech.com.

Important Information
Osteotech, its directors, and certain of its officers and other employees are participants in the solicitation of proxies from Osteotech’s stockholders in connection with Osteotech’s 2010 Annual Meeting. Important information concerning the identity and interests of these persons is available in the proxy statement that Osteotech filed with the SEC on August 3, 2010.
Osteotech has filed a definitive proxy statement in connection with its 2010 Annual Meeting. The definitive proxy statement, any other relevant documents, and other materials filed with the SEC concerning Osteotech are available free of charge at www.sec.gov and www.osteotech.com. Stockholders should read carefully the definitive proxy statement and the GOLD proxy card before making any voting decision.
Cautionary Statement Regarding Forward-Looking Information
Certain statements made throughout this press release that are not historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) regarding the Company’s future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the Company’s ability to develop and introduce new products, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the marketplace, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts. For a more detailed discussion of certain of these factors, see the Company’s periodic reports filed with the SEC from time to time, including the latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. All information in this press release is as of August 11, 2010 and the Company does not intend to update this information.

YOUR VOTE IS EXTREMELY IMPORTANT THIS YEAR IN LIGHT OF THE PROXY CONTEST BEING CONDUCTED BY THE DISSIDENT STOCKHOLDERS.
Your vote is very important to Osteotech. Whether or not you plan to attend the meeting and regardless of the number of shares of common stock that you own, Osteotech urges you to vote in favor of the nominees of your Board of Directors by promptly marking, signing, dating and returning the GOLD proxy card in the postage-paid envelope or by voting by Internet or telephone as described under “Voting Methods” in our 2010 Proxy Statement.
Osteotech urges you not to sign any proxy card that may be sent to you by the Dissident Stockholders. If you have previously returned a white proxy card to the Dissident Stockholders, you may change your vote by marking, signing, dating and returning the GOLD proxy card in the postage-paid envelope or by voting by Internet or telephone as described under “Voting Methods” in our 2010 Proxy Statement. Only the latest dated proxy you submit will be counted.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.

199 Water Street, 26th Floor
New York, NY 10038
Banks and Brokers (212) 440-9800
Stockholders Call Toll Free (877) 278-4775
Email: osteotech.info@georgeson.com

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